Exhibit 99.1

The Buckle, Inc. 2407 W. 24th St. Kearney, NE 68845 P.O. Box 1480 Kearney, NE 68848-1480 phone: 308-236-8491 fax: 308-236-4493

For Immediate Release: March 8, 2012	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FOURTH QUARTER
AND FISCAL YEAR 2011 NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended January 28, 2012 was $56.1 million, or $1.19 per share ($1.18 per share on a diluted basis).  Net income for the fiscal year ended January 28, 2012 was $151.5 million, or $3.23 per share ($3.20 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended January 28, 2012 increased 11.2 percent to $337.1 million from net sales of $303.1 million for the prior year 13-week fiscal quarter ended January 29, 2011. Comparable store net sales for the 13-week period ended January 28, 2012 increased 8.0 percent from comparable store net sales for the prior year 13-week period ended January 29, 2011.  Online sales (which are not included in comparable store sales) increased 30.9 percent to $27.6 million for the 13-week period ended January 28, 2012, compared to the 13-week period ended January 29, 2011.

Net sales for the 52-week fiscal year ended January 28, 2012 increased 11.9 percent to $1.063 billion from net sales of $949.8 million for the 52-week fiscal year ended January 29, 2011.  Comparable store net sales for the 52-week period ended January 28, 2012 increased 8.4 percent from comparable store net sales for the prior year 52-week period ended January 29, 2011.  Online sales (which are not included in comparable store sales) increased 25.0 percent to $78.0 million for the 52-week period ended January 28, 2012, compared to the 52-week period ended January 29, 2011.

Net income for the fourth quarter of fiscal 2011 was $56.1 million, or $1.19 per share ($1.18 per share on a diluted basis), compared with $49.5 million, or $1.06 per share ($1.05 per share on a diluted basis) for the fourth quarter of fiscal 2010.

Net income for the fiscal year ended January 28, 2012 was $151.5 million, or $3.23 per share ($3.20 per share on a diluted basis), compared with $134.7 million, or $2.92 per share ($2.86 per share on a diluted basis) for the fiscal year ended January 29, 2011.

Management will hold a conference call at 9:00 a.m. EST today to discuss fourth quarter results.  To participate in the call, please call (800) 230-1059 and reference the conference code 239635.  A replay of the call will be available for a two-week period beginning March 8, 2012 at 11:00 a.m. EST by calling (800) 475-6701 and entering the conference code 239635.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women.  Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE.  Headquartered in Kearney, Nebraska, Buckle currently operates 431 retail stores in 43 states.  As of the end of the fiscal year, it operated 431 stores in 43 states compared with 420 stores in 41 states at the end of fiscal 2010.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	January 28,	January 29,	January 28,	January 29,
	2012	2011	2012	2011

SALES, Net of returns and allowances	$337,076	$303,056	$1,062,946	$949,838

COST OF SALES (Including buying,
distribution, and occupancy costs)	177,175	158,708	594,291	530,709

Gross profit	159,901	144,348	468,655	419,129

OPERATING EXPENSES:
Selling	59,991	57,060	195,294	177,610
General and administrative	12,094	9,583	37,041	30,752
	72,085	66,643	232,335	208,362

INCOME FROM OPERATIONS	87,816	77,705	236,320	210,767

OTHER INCOME, Net	1,730	1,042	4,161	3,911

INCOME BEFORE INCOME TAXES	89,546	78,747	240,481	214,678

PROVISION FOR INCOME TAXES	33,466	29,293	89,025	79,996

NET INCOME	$56,080	$49,454	$151,456	$134,682

EARNINGS PER SHARE:
Basic	$1.19	$1.06	$3.23	$2.92

Diluted	$1.18	$1.05	$3.20	$2.86

Basic weighted average shares	47,035	46,446	46,859	46,183
Diluted weighted average shares	47,518	47,133	47,359	47,025

THE BUCKLE, INC.

BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

	January 28,	January 29,
ASSETS	2012	2011 (1)

CURRENT ASSETS:
Cash and cash equivalents	$166,511	$116,470
Short-term investments	29,998	22,892
Receivables	4,584	14,363
Inventory	104,209	88,593
Prepaid expenses and other assets	14,825	14,718
Total current assets	320,127	257,036

PROPERTY AND EQUIPMENT:	358,866	342,413
Less accumulated depreciation and amortization	(189,832)	(173,179)
	169,034	169,234

LONG-TERM INVESTMENTS	39,985	66,162
OTHER ASSETS	2,393	2,412

	$531,539	$494,844

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$27,416	$33,489
Accrued employee compensation	42,854	36,018
Accrued store operating expenses	11,125	9,653
Gift certificates redeemable	20,286	17,213
Income taxes payable	8,150	-
Total current liabilities	109,831	96,373

DEFERRED COMPENSATION	8,581	7,727
DEFERRED RENT LIABILITY	36,503	37,430
OTHER LIABILITIES	13,477	7,649
Total liabilities	168,392	149,179

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value;
47,432,089 and 47,127,926 shares issued and outstanding
at January 28, 2012 and January 29, 2011, respectively	474	471
Additional paid-in capital	100,333	89,719
Retained earnings	263,039	256,146
Accumulated other comprehensive loss	(699)	(671)
Total stockholders’ equity	363,147	345,665

	$531,539	$494,844

(1) Derived from audited financial statements.